Exhibit 19.1

ESSA PHARMA INC.

DISCLOSURE AND INSIDER TRADING POLICY

Amended on June, 2023

Throughout this document, “ESSA,” the “Company,” and the “Corporation” refer to ESSA Pharma Inc. and all of its consolidated subsidiaries and affiliates, including ESSA Pharmaceuticals Corp.

A.	OBJECTIVE AND SCOPE
1.

The objective of this disclosure policy (this “Policy”) is to ensure that those who come into possession of material information about the Corporation or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below) understand the following:

a)	ESSA Personnel (as defined below) have a legal and ethical obligation to maintain the confidentiality of material nonpublic information; and
b)

it is illegal and a violation of the Company’s policy for ESSA Personnel to purchase or sell securities of the Company or any other entity while in possession of material nonpublic information about the Company or that other entity obtained in the course of the personnel’s position with the Company.

2.

This Policy confirms in writing our existing disclosure policies and practices. Its goal is to raise awareness of ESSA’s approach to disclosure among the board of directors of the Corporation (the “Board”), senior management and employees.

3.

This Policy extends to all directors, officers and employees of ESSA and its subsidiaries, wherever located (collectively “ESSA Personnel”), and to those authorized to speak on their behalf. This Policy also extends to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). Section F of this Policy applies to Restricted Persons (as defined below). ESSA may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy covers disclosures in documents filed with the securities regulators and written statements made in ESSA’s annual and quarterly reports, news releases, letters to shareholders, presentations by those authorized to speak on behalf of the Corporation, and information contained on the Corporation’s website and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and

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investors, interviews with the media, press conferences, conference calls and scientific presentations.

4.

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See the Section G, “Special Transactions” for further discussion of certain types of securities and transactions.

B.	INDIVIDUAL RESPONSIBILITY
1.

Each person subject to this Policy is individually responsible for complying with this Policy, and may be liable to investors, subject to certain defences, for misrepresentations in public documents or public oral statements concerning ESSA or for failing to make timely disclosure of material changes. It is, therefore, imperative that all ESSA Personnel, and those authorized to speak on their behalf, comply with this Policy.

2.

Each person subject to this Policy is also individually responsible for ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, Related Insiders should be aware of the need to confer with ESSA Personnel before trading in Company securities, and ESSA Personnel should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for their own account.

3.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

C.	QUESTIONS CONCERNING THIS POLICY
1.

If there is any question or concern with respect to the application of this Policy to ESSA Personnel or to any particular circumstance, a member of the Disclosure Committee (defined below) should be contacted for guidance.

D.	DISCLOSURE COMMITTEE
1.

The Board has established a disclosure committee (the “Disclosure Committee”) responsible for overseeing the Corporation’s disclosure practices. The Disclosure Committee consists of the Chairman of the Board (“CBD”), Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) of the Corporation. In the event that these titles are held by the same person, a third member of the Disclosure Committee will be appointed by the Board. The Chair of the Disclosure Committee will be appointed by the CBD. Notwithstanding the

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foregoing, the CFO is directly responsible for the preparation of all financial disclosure of the Corporation.

2.

The Disclosure Committee will be responsible for (1) overall administration of this Policy, (2) educating employees regarding ESSA’s disclosure obligations and trading and tipping restrictions, (3) ensuring that appropriate processes are in place for verifying the accuracy of information disclosed in documents filed with the securities regulatory authorities or otherwise publicly disseminated or contained in public oral statements and ensuring the timely disclosure of material changes in ESSA’s affairs, (4) reviewing and authorizing disclosure (both written, including ESSA’s core documents and non-core documents, and oral) before public release, (5) monitoring ESSA’s website, (6) maintaining a disclosure record and documentation of Disclosure Committee decisions, which may include emails and other forms of electronic communication, (7) ensuring that when public disclosure requires a correction, such corrections are made promptly and under the direct supervision of the Disclosure Committee, and (8) monitoring the effectiveness of and compliance with this Policy and reporting thereon to the Board annually or more frequently if required.

3.

The Disclosure Committee will determine when developments justify public disclosure. If it is deemed that the information should remain confidential, the Disclosure Committee will determine how that inside information will be controlled. The Disclosure Committee will meet as conditions dictate, and documentation of the Disclosure Committee’s decisions will be maintained as directed by the Disclosure Committee.

4.

It is essential that the Disclosure Committee be fully apprised by ESSA Personnel of all material ESSA developments in order to evaluate and discuss those events to determine the appropriateness and timing for public release of Material Information (as defined below) or whether the information should remain confidential (in keeping with securities regulations and stock exchange rules), and if so, how that undisclosed Material Information (as defined below) will be controlled and for what time period.

5.

The Disclosure Committee will review and update, if necessary, this Policy on an annual basis or as needed to ensure compliance with changing regulatory requirements, provided that any material changes to this Policy will be subject to the approval of the Board. The Disclosure Committee will report to the Board on an annual basis.

E.	DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION
1.	Under Company policy and United States law, information is “Material Information” if:
a)	There is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

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b)	The information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care. Examples of such information may include, but are not limited to:

●	Financial results;
●	Positive or negative developments relating to clinical trials or research initiatives;
●	Known but unannounced future earnings or losses, or changes to previously released announcements or guidance;
●	Expansion or curtailment of operations and business disruptions;
●	A cybersecurity incident or risk that may adversely impact the Corporation’s business, reputation or share value;
●	Execution or termination of significant contracts with distributors, collaborators and other business partners;
●	News of a pending or proposed merger or other acquisition or restructuring;
●	News of the disposition, construction or acquisition of significant assets;
●	Patent or other intellectual property milestones;
●	Significant developments involving corporate relationships;
●	New product announcements of a significant nature;
●	Positive or negative regulatory developments or regulator actions;
●	New equity or debt offerings;
●	Changes in control of the Company or extraordinary management developments; and
●	Changes in senior management.

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2.

Information is considered to be “nonpublic” unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. Each person subject to this Policy should presume that information is nonpublic, unless they can point to the official release of that information by the Company in at least one of the following ways:

●	publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities; or
●	issuance of press releases via major newswires such as Dow Jones or Reuters.

Persons subject to this Policy may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of Material Information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for 48 hours following its official release.

It is important to remember that materiality will be judged with the benefit of hindsight. Therefore, questions concerning the materiality of particular information should be resolved in favor of materiality.

3.

Subject to certain limited exceptions, securities laws, securities commission policies and stock exchange policies require the immediate disclosure of all Material Information of the Corporation through news media.

4.

In certain circumstances, the Disclosure Committee may determine that such disclosure would be unduly detrimental to the Corporation (for example if release of the information would prejudice negotiations in a corporate transaction), in which case the information will be kept confidential until the Disclosure Committee determines it is appropriate to publicly disclose. In such circumstances, the Disclosure Committee will comply, as appropriate, with securities law provisions pertaining to filing of a confidential material change report with the applicable securities regulators, and, if filed, will periodically (at least every nine days) review its decision to keep the information confidential. Until this Material Information is publicly disclosed, all insiders and Restricted Persons (as defined below) will be prohibited from trading in the Corporation’s securities.

5.	It is expected that management of the Corporation will keep the Disclosure Committee fully apprised of all significant developments of the Corporation in

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order for the Disclosure Committee to determine the materiality and the appropriateness of and timing for public release of Material Information, or whether the information should remain confidential.

F.	TRADING RESTRICTIONS AND BLACKOUT PERIODS
1.

In general, it is illegal for anyone to purchase or sell securities of any public company with knowledge of Material Information affecting that company that has not been publicly disclosed (“Inside Information”). Except in the necessary course of business, it is also illegal for anyone to inform any other person of Inside Information.

2.	For the purposes of this Policy, a “Restricted Person” means:
a)	any person who is ESSA Personnel or a Related Insider;
b)	any person who is former ESSA Personnel still in possession of Inside Information; and
c)	partnerships, trusts, corporations, RRSP’s and similar entities over which any person who is ESSA Personnel exercises control or discretion.
3.

Restricted Persons are prohibited from communicating Inside Information about ESSA unless: (a) disclosure is in the necessary course of the Corporation’s business, provided that the person receiving such information first enters into a confidentiality agreement in favor of ESSA; (b) disclosure is compelled by judicial process; or (c) disclosure is authorized by the Disclosure Committee. This prohibition applies regardless of whether the “tippee” is related to the Restricted Person or is an entity, such as a trust or a corporation, and regardless of whether any monetary benefit is received from the tippee.

4.

Restricted Persons with Inside Information about ESSA, or counter-parties in negotiations of material potential transactions, are prohibited from trading securities in ESSA or the counter-parties until either: (i) the information has been fully disclosed and a reasonable period of time (ESSA and the Disclosure Committee generally consider that a reasonable period of time should be at least 48 hours) has passed for the information to be widely disseminated; or (ii) such Restricted Person has been informed by the Disclosure Committee that the information has ceased to be Material Information.

Blackout Periods

5.

From time to time, the Disclosure Committee may advise the directors, officers and certain or all employees of the Corporation not to trade in securities of the Corporation or a counter-party. These advisories are called “trading blackout periods.” Trading blackout periods may occur in connection with potential pending events that might constitute Material Information about the business affairs of the Corporation or a counter-party. Unless otherwise determined by the

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Disclosure Committee, any advisory regarding a trading blackout period in connection with potential pending events, the existence of such trading blackout period and the identity or any other information regarding a potential counter-party must be kept confidential by Restricted Persons. The authority for imposing a trading blackout period rests solely with the Disclosure Committee.

6.	Restricted Persons are subject to the following blackout periods, during which they may not trade in the Company’s securities.
a)

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, Restricted Persons may not trade in the Company’s securities during the period beginning 21 calendar days before the filing deadline for the Company’s financial statements for that quarter and ending 48 hours after the filing of the Company’s financial statements for that quarter.

b)

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Restricted Persons should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

c)

Event-Specific Blackout. From time to time, an event may occur or conditions may exist that are material to the Company and require a blackout period, as determined by the Disclosure Committee. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

d)

Regulation BTR. Directors and officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

7.

The Chair or other representative of the Disclosure Committee will notify the Restricted Persons of the imposition of the trading blackout period and its duration, if known. The Chair or other representative of the Disclosure Committee will also notify such persons when the trading blackout period is lifted, if the duration was not stated at the outset. Generally, the appropriate time to lift the trading blackout period will be at the close of business on the second business day after the day on which the news release disclosing the Inside Information has been issued, which is when the information is deemed to be generally known.

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Even if a blackout period is not in effect, Restricted Persons are prohibited from trading in ESSA securities if they are in possession of Inside Information pertaining to ESSA. Any failure by the Chair of the Disclosure Committee to notify Restricted Persons of a blackout period will not relieve such persons of the obligation not to trade ESSA securities while in possession of Inside Information.

8.

Persons to whom a blackout period applies may apply to the Chair of the Disclosure Committee for approval to trade securities of the Corporation during a trading blackout period. The Chair of the Disclosure Committee may apply to another member of the Disclosure Committee for approval to trade securities of the Corporation during a trading blackout period. It is anticipated that such approval shall only be given in limited and exceptional circumstances and, for example would not ordinarily be given in circumstances where ESSA is aware that the Restricted Person has knowledge of undisclosed Material Information.

9.

Unless otherwise specified by the CFO, clearance for a transaction is only valid for 48 hours after such clearance is received. If the trade is not completed within such 48-hour period, clearance for the transaction must be re-requested. If clearance for the trade is denied, the fact of such denial of clearance must be kept confidential by the applicant. The pre-clearance request must specify the amount and nature of the proposed trade(s), and the applicant must attest that he or she is not in possession of any Inside Information concerning the Corporation. If the applicant becomes possessed of Inside Information concerning the Corporation before the proposed trade is completed, the trade must not take place. Likewise, the CFO may in his or her discretion revoke any clearance given.

10.	Restricted Persons are prohibited at any time from, directly or indirectly, undertaking any of the following activities:
a)

speculating in ESSA securities, which may include buying with the intention of quickly reselling such securities or making recommendations to others to invest in ESSA securities with such intent (other than in connection with the acquisition and sale of shares issued under ESSA’s stock option plan or similar benefit plan or arrangement);

b)	buying ESSA’s securities on margin;
c)	short selling a security of ESSA or any other arrangement that results in a gain only if the value of ESSA’s securities declines in the future;
d)

engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, such as prepaid variable forward contracts, equity swaps, collars or exchange funds;

e)	selling a “call option” giving the holder an option to purchase ESSA securities; and

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f)	buying a “put option” giving the holder an option to sell ESSA securities.
11.

The conflict-of-interest guidelines contained in the Code of Business Conduct and Ethics encourage ESSA Personnel who are not sure whether they should be trading in securities of the Corporation at any particular time to contact a member of the Disclosure Committee for guidance.

G.	SPECIAL TRANSACTIONS

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

1.

Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that the employee elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to any subsequent sales of Company stock purchased under the plan as well as an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period.

2.

Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

3.

Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which ESSA Personnel elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock.

4.

Automatic Trading Plans. Any trade made pursuant to a pre-arranged written trading plan, including but not limited to a plan designed in accordance with Rule 10b5-1(c) of the Securities Exchange Act of 1934 that is also an “automatic plan” as set forth in the Securities Act (British Columbia), in each case that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of applicable securities laws and internal guidelines. Refer to the Company’s Automatic Trading Plan and 10b5-1

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Guidelines for specific requirements for such plans. Directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Exchange Act should be aware that the Company will be required to make quarterly disclosures regarding all Automatic Trading Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

5.

Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Disclosure Committee.

H.	GIFTS OF SECURITIES
1.

Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, director, or employee is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified in the Addendum (in which case pre-clearance is required). Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, persons should be subject to this Policy are encouraged to consult the Disclosure Committee when contemplating a gift of securities.

I.	CONFIDENTIALITY
1.

ESSA Personnel and any agent of ESSA privy to confidential information, including all Inside Information, are prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

2.

Outside parties privy to confidential information will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Corporation’s securities until the information is publicly disclosed. All employees are required to sign a confidentiality agreement as a condition of their employment. As a result, all employees are legally required to protect ESSA’s confidential information. ESSA will seek legal recourse against those in breach of their confidentiality obligations to the Corporation where appropriate.

3.	In order to prevent the misuse or inadvertent disclosure of confidential information, the procedures set forth below should be observed at all times:
a)	documents and files (both physical and electronic) containing confidential information should be kept in a safe place to which access is restricted to

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individuals who “need to know” that information in the necessary course of business;

b)	code names should be used if necessary;
c)	all employees must take all necessary precautions to ensure that confidential matters will not be overheard in public places, such as elevators, hallways, restaurants, airplanes or taxis;
d)	confidential documents and emails should be exchanged only on ESSA’s networks or other secure network connections;
e)	confidential documents should be shredded when no longer needed and should not be discarded where others can retrieve them;
f)

employees must not remove confidential documents from ESSA’s premises unless strictly necessary to their work. Employees must ensure that they maintain the confidentiality of information in their possession outside of the office as carefully as if they were at the office;

g)

transmission of documents by any means, including by courier, post or by fax, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions;

h)

unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed;

i)	the legal affairs department or another department designated by the Disclosure Committee will review, sign and maintain records of all confidentiality agreements signed with third parties; and
j)	ESSA employees may disclose confidential information to third parties only as necessary and under the following conditions:
(A)	the third party has signed a confidential disclosure agreement with the Corporation that is acceptable to management of ESSA;
(B)	the third party is given only that information which is strictly necessary;
(C)	the disclosing employee keeps records of what information was disclosed, when and to whom; and
(D)	employees routinely disclosing confidential information should check with the legal affairs department on a regular basis to ensure

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that the confidentiality agreements are still valid and cover the appropriate subject matter.

J.	SPOKESPERSONS
1.

The only authorized spokespersons for the Corporation are members of the Disclosure Committee, the Chief Operating Officer (the “COO”) and the Chief Medical Officer of the Corporation. These spokespersons may, from time to time, designate others to speak on behalf of the Corporation or to respond to specific inquiries from the investment community or the media.

2.

Employees other than the authorized spokespersons must not respond to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson. All such queries should be referred to an authorized spokesperson.

3.	The Disclosure Committee will be involved in scheduling and developing communications and presentations for all meetings with the investment community and the media.
4.	If there is any doubt about the appropriateness of supplying information to an outside party, an employee should contact a member of the Disclosure Committee for advice.
K.	COMMUNICATION WITH FINANCIAL ANALYSTS AND INVESTORS
1.

ESSA recognizes that meetings with analysts and investors are an important element of its investor relations program. Authorized ESSA spokespersons will meet with analysts and investors on an individual or group basis as needed and will initiate contact or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this Policy.

2.	ESSA will not provide confidential, proprietary or Inside Information in communications with financial analysts or investors. The Corporation will only disclose factual information.
3.

ESSA will not discriminate among recipients of information. The Corporation will neither confirm nor attempt to influence a financial analyst’s opinions or conclusions. ESSA will provide the same information that has been provided to financial analysts to individual investors when requested.

4.	ESSA will not review financial analysts’ reports or models but may confirm or correct publicly released historical information contained in analysts’ reports.
5.

The Disclosure Committee will assist authorized spokespersons to prepare for meetings with financial analysts and investors. If material non-public information is inadvertently disclosed at such a meeting, ESSA will take immediate action to achieve broad public dissemination of the information.

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L.	FORWARD-LOOKING INFORMATION
1.

Other than normal required disclosure, ESSA will not provide forecasts of future earnings or other financial or operating results. ESSA may provide sufficient forward-looking information to the investing public to enable reasoned evaluations of the Corporation and its future performance prospects provided that it is not undisclosed Material Information and it has been prepared or reviewed by the Disclosure Committee. Such information will be consistent with and complementary to information that has been otherwise provided via timely disclosure documents such as annual reports, news releases, interim reports, etc.

2.

A forward-looking statement made in the Corporation’s written documents will be identified as such and accompanied with meaningful cautionary language that warns investors that there is a risk that the statement could change materially. In the case of oral forward-looking statements, the statement will be identified as such and, if the cautionary language is not included in a previously released, readily available written document, it will immediately accompany the statement.

M.	MONITORING DEVELOPMENTS
1.

The Disclosure Committee will direct a person or persons (which may include outside counsel) to keep abreast of developments in securities laws and stock exchange regulations affecting disclosure practices and to monitor the disclosure practices of ESSA’s competitors. Such person(s) will advise the Disclosure Committee periodically and promptly in the event of any major development in the law or such practices.

N.	DISCLOSURE RECORD
1.

The Corporation will maintain a historical record of all disclosure documents prepared by the Corporation, including continuous disclosure documents, news releases and transcripts or tape recordings of conference calls.

O.	COMMUNICATION AND ENFORCEMENT
1.

This Policy extends to all ESSA Personnel and authorized spokespersons. New directors, officers and employees will be provided with a copy of this Policy and will be educated about its importance. It will also be brought to the attention of all employees whenever significant changes are made.

2.

ESSA Personnel who violate this Policy may face disciplinary action up to and including termination of his or her employment with the Corporation without notice. The violation of this Policy may also violate certain securities laws. If it appears that an employee may have violated such securities laws, the Corporation may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

P.	REPORTING VIOLATIONS/SEEKING ADVICE

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1.	You should refer suspected violations of this Policy through the reporting procedures set forth in the Corporation’s Code of Business Conduct and Ethics. In addition, if you:
a)	receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
b)	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Chief Financial Officer (David Wood). Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

Q.	POST-TERMINATION TRANSACTIONS
1.

This Policy continues to apply to transactions in ESSA securities even after a person’s service with the Corporation is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in ESSA securities until that information becomes public or is no longer material. The pre-clearance procedures, however, will cease to apply upon termination of service.

R.	ACKNOWLEDGEMENT
1.

All directors, officers and other employees subject to the procedures set forth in this Policy must acknowledge their understanding of, and intent to comply with, this Policy and on the form attached hereto.

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